December 9, 2013

Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Attention:    Scott M. Boruff
Chief Executive Officer

Re:	Waiver and Amendment No. 8 (this “Amendment”)

Ladies and Gentlemen:

We refer to that certain Loan Agreement dated as of June 29, 2012 (as heretofore amended or otherwise modified, the “Loan Agreement”), by and among Miller Energy Resources, Inc., a Tennessee corporation (the “Borrower”), the financial institutions party thereto from time to time as Lenders and Apollo Investment Corporation, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Loan Agreement, as amended hereby. References herein to any Section shall be to a Section of the Loan Agreement, as amended hereby, unless otherwise specifically provided.

The Borrower has informed the Administrative Agent that it wishes to request a waiver and make certain amendments to the Loan Agreement. Principally among these are the waiver of any default of the interest coverage ratio covenant included in the Maintenance Covenants in Section 7.17(a) of the Loan Agreement for the fiscal quarter ending October 31, 2013 and amendments relating to the proposed acquisition of certain oil and gas assets and related entities by Cook Inlet Energy, LLC from Armstrong Cook Inlet, LLC, GMT Exploration Company, LLC, Dale Resources Alaska, LLC, Jonah Gas Company, LLC, and Nerd Gas Company LLC.

Accordingly, the Borrower, the Administrative Agent and the Lenders (or at least the required percentage thereof) hereby agree as follows:

1.Waiver re Interest Coverage Ratio. Subject to the terms and conditions hereof, to the extent the Borrower was not in compliance with the interest coverage ratio covenant included in the Maintenance Covenants in Section 7.17(a) of the Loan Agreement for the fiscal quarter ended October 31, 2013 (the “Specified Default”), the Administrative Agent and the Lenders (or at least the required percentage thereof) hereby agree to waive the Specified Default to the extent now existing. The foregoing waiver is contingent upon the satisfaction of the conditions precedent set forth in Section 4 below and shall not be construed as an amendment, waiver or modification of the Loan Agreement or the other Loan Documents except as expressly provided herein. The Administrative Agent and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future Defaults or Events of Default under any provision of the Loan Agreement or any provision of any other Loan Document. The description herein of the Specified Default is based upon the information provided to the Administrative Agent and the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default. The failure of the Administrative Agent or the Lenders to give notice to the Borrower of any other Defaults or Events of Default is not intended to be nor shall be a waiver thereof. Borrower hereby agrees and acknowledges that the Administrative Agent and the Lenders require and will require strict performance by the Borrower of all of its obligations, agreements and covenants contained in the Loan Agreement and the other Loan Documents, and no inaction or action regarding any Default or Event of Default is intended to be or shall be a waiver thereof.

2.Amendments to the Loan Agreement. The following amendments to the Loan Agreement and certain Schedules to the Loan Agreement are hereby adopted:

(a)New Defined Terms.

(i)     The new defined term “Armstrong Acquisition” is hereby added in appropriate alphabetical order, reading as follows:

“Armstrong Acquisition” means the acquisition by Cook Inlet Energy, LLC of (i) all of the membership interests of Anchor Point Energy, LLC from Armstrong Cook Inlet, LLC, GMT Exploration Company, LLC, Dale Resources Alaska, LLC, Jonah Gas Company, LLC, and Nerd Gas Company LLC, and (ii) substantially all business (including all assets and liabilities) related to the North Fork Unit operations of Armstrong Cook Inlet, LLC, GMT Exploration Company, LLC, Dale Resources Alaska, LLC, Jonah Gas Company, LLC, and Nerd Gas Company LLC, from the same (or any other third party having an interest in such assets and liabilities), including their wells and leases in the North Fork Unit, and related equipment and contracts.

“RCA Guaranty” means that guaranty in favor of the State of Alaska, in the form attached hereto as Exhibit F”

(b)Amendment to the Existing Definitions

(i)Consolidated Permitted Expenses. The definition of “Consolidated Permitted Expenses” is hereby amended by replacing the “and” preceding clause (n) with a comma, and the period at the end of clause (n) with a comma, and adding the following after clause (n):

“and (o) the payment of consideration for the Armstrong Acquisition in an amount not to exceed $70,000,000 in total consideration.”

(i)Maintenance Covenant Compliance Date. The definition of “Maintenance Covenant Compliance Date” is hereby amended and restated in its entirety to read as follows:

“‘Maintenance Covenant Compliance Date’ means the first date on which Borrower has delivered a duly executed and completed Compliance Certificate for the Fiscal Quarter most recently ended (commencing with the Fiscal Quarter ending October 31, 2013), which includes (a) a certification that no Default or Event of Default has occurred and is continuing and (b) a certification and demonstration that the Borrower is in compliance, as of the last day of the period covered by the financial statements attached thereto, with each of the Maintenance Covenants; provided that Borrower shall not be required to be in compliance with the interest coverage ratio covenant contained in Section 7.17(a) until the Fiscal Quarter ending October 31, 2014.”

(c)Amendment to Section 7.6. Section 7.6 of the Loan Agreement is hereby amended by (i) deleting the word ‘and” in front of clause (d) thereof and (ii) adding the following at the end of clause (d): “and (e) the guarantee by the Borrower of CIE and Anchor Point Energy, LLC under the RCA Guaranty so long as the obligations or expenditures guaranteed thereby are otherwise permitted hereunder; provided that such RCA Guaranty shall not become effective prior to the date that the Armstrong Acquisition shall have closed as permitted in accordance with Section 7.12.”

(d)Amendment to Section 7.17. Section 7.17 is amended as set forth below.

(i)Amendment to Interest Coverage Ratio Covenant. Section 7.17(a) shall be deleted in its entirety and replaced with the following:

“(a)    Interest Coverage Ratio. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending October 31, 2014, a ratio of Consolidated EBITDA for the Interest Coverage Period ending on such date to Interest Expense paid or payable in cash or in kind for the Interest Coverage Period ending on such date of at least:

Fiscal Quarter Ending	Minimum Level
October 31, 2014	4.00:1.00
January 31, 2015 and thereafter	4.25:1.00

(i)Amendment to Minimum Gross Production Covenant. Section 7.17(c) shall be deleted in its entirety and replaced with the following:

“(c)    Minimum Gross Production. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending October 31, 2013, a daily average of gross production of Hydrocarbons (calculated at the wellhead on a barrel of oil equivalent basis, where 15 Mcf of natural gas is equal to one barrel of oil) from the Cook Inlet Oil and Gas Properties combined with the Tennessee Oil and Gas Properties during each such Fiscal Quarter of at least:

Fiscal Quarter Ending	Minimum Level
October 31, 2013	2,100
January 31, 2014	3,000
April 30, 2014	3,500
July 31, 2014	4,000
October 31, 2014 and thereafter	4,500

(a)Amendment to Exhibits. A new Exhibit F is hereby added to the Loan Agreement, reading as set forth on Annex A hereto.

(b)Amendment to Schedule 7.12. Section 7.12 is hereby amended by deleting the “and” at the end of clause (h), by replacing the period at the end of clause (i) with “; and”, and by adding the following clause (j):

(j) the Armstrong Acquisition; provided that:
(i) at the time of and after giving effect to such acquisition, no Default or Event of Default exists or could reasonably be expected to result from such acquisition,
(ii) Borrower and its Subsidiaries shall have complied with all of the requirements of Section 6.13 with respect thereto,
(iii) neither Borrower nor any of its Subsidiaries incurs any indebtedness, liability or other obligation in connection with such acquisition except for prospective liabilities for operation of such Oil and Gas Properties and plugging and abandonment costs on such Oil and Gas Properties;
(iv) Borrower is in compliance with the Minimum Gross Production covenant set forth in Section 7.17(c) for the most recently ended Fiscal Quarter;

(v) after giving effect to the Armstrong Acquisition, Borrower is in pro forma compliance with each of the Interest Coverage Ratio and Asset Coverage Ratio set forth in Section 7.17(a) and Section 7.17(b); and
(vi) the aggregate amount of expenditures or payments made pursuant to this Section 7.12(j) shall not exceed $70,000,000.
1.Ratification, Reaffirmation and Representations of Loan Parties. By its signature below, each Loan Party hereby (a) acknowledges and agrees that, except as expressly provided herein, the Loan Agreement, as amended hereby, and each of the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect; (b) ratifies and reaffirms its obligations under, and acknowledges, renews and extends its continued liability under, the Loan Agreement, as amended hereby, and each other Loan Document to which it is a party; (c) ratifies and reaffirms all of the Liens securing the payment and performance of the Obligations; and (d) represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof, (i) after giving effect to this Amendment, all of the representations and warranties contained in the Loan Agreement, as amended hereby, and each other Loan Document to which it is a party are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, (ii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, and (iii) the execution, delivery, and performance of this Amendment by such Loan Party have been duly authorized by all necessary action on the part of such Loan Party. This Amendment shall be deemed to constitute a Loan Document for all purposes and in all respects. From and after the date hereof, all references to the Loan Agreement and the Loan Documents shall mean such Loan Agreement and such Loan Documents as amended by this Amendment. By its signature below, each Loan Party agrees that, except as expressly set forth herein, nothing herein shall be construed as (a) an amendment, alteration, modification, waiver or continuing waiver of the provisions of the Loan Agreement or any other Loan Document or (b) a waiver of any Default or Event of Default now existing or hereafter arising under the Loan Agreement or any other Loan Document. Nothing contained herein shall obligate the Lenders to (i) grant any additional or future consents, amendments or waivers under any provision of the Loan Agreement or any other Loan Document or (ii) waive any Default or Event of Default now existing or hereafter arising under the Loan Agreement or any other Loan Document, except as expressly provided in Section 1 hereof.

2. Conditions to Effectiveness. This Amendment shall become effective as of the date first written above when and only when (a) the Administrative Agent shall have received duly executed counterparts of this Amendment signed by each Loan Party and the Lenders (or at least the required percentage thereof), and (b) the Borrower shall have paid to the Administrative Agent all costs, fees and expenses payable pursuant to Section 17.7 of the Loan Agreement.

3.No Changes to Governing Documents. Borrower represents and warrants to the Administrative Agent and the Lenders that the resolutions and Governing Documents certified to the Administrative Agent and the Lenders by Borrower on June 29, 2012, remain in full force and effect and have not been amended or otherwise modified, except for the changes to its Charter designating the Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock. By its respective signature below, each of the Loan Parties (other than the Borrower) represents and warrants to the Administrative Agent and the Lenders that its respective resolutions and Governing Documents certified to the Administrative Agent and the Lenders by such Loan Party on June 29, 2012 remain in full force and effect and have not been amended or otherwise modified.

4.Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

5. Miscellaneous. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment. This Amendment shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders and the Borrower and their respective successors and assigns permitted pursuant to the Loan Agreement. This Amendment may be executed in counterparts with each counterpart constituting an original and all of the counterparts, once executed, constituting but one original. Delivery of an executed counterpart by facsimile or other electronic means shall be effective as delivery of an original executed counterpart.

[Signature Pages Follow]

If the foregoing is acceptable to you, please execute a copy of this Amendment in the spaces provided below to evidence your acceptance and approval of the foregoing and return a fully-executed counterpart of this letter to the attention of the undersigned.

Very truly yours,

APOLLO INVESTMENT CORPORATION, as
Administrative Agent for the Lenders as a
Lender

By: Apollo Investment Management, L.P.

By: ACC Management, LLC, as its General Partner

By: /s/ Ted Goldthorpe
Name: Ted Goldthorpe
Title: President

Acknowledged, agreed and accepted as of the 9th day of December, 2013.

BORROWER

MLLER ENERGY RESOURCES, INC.
a Tennessee corporation

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

GUARANTORS

MILLER DRILLING, TN LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Member

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER ENERGY SERVICES, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER ENERGY GP, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER RIG & EQUIPMENT, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

COOK INLET ENERGY, LLC

By: /s/ David M. Hall
Name: David M. Hall
Title: Manager and Chief Executive Officer

EAST TENNESSEE CONSULTANTS, INC.

By: /s/ Eugene D. Lockyear
Name: Eugene D. Lockyear
Title: President

EAST TENNESSEE CONSULTANTS II, L.L.C.

By: /s/ Eugene D. Lockyear
Name: Eugene D. Lockyear
Title: Manager

ANNEX A

TO WAIVER AND AMENDMENT NO. 8

EXHIBIT F
TO
LOAN AGREEMENT BY AND AMONG MILLER ENERGY RESOURCES, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, AND APOLLO INVESTMENT CORPORATION AS ADMINISTRATIVE AGENT FOR THE LENDERS

FORM OF RCA GUARANTY

Corporate Guaranty
WHEREAS, subject to receiving the approval of the Regulatory Commission of Alaska (“Commission”), Cook Inlet Energy, LLC (“CIE”) has agreed to purchase, from Armstrong Cook Inlet, LLC, GMT Exploration Company LLC, Dale Resources Alaska, LLC, Jonah Gas Company LLC, and Nerd Gas Company, LLC, collectively referred to as the “Owners”, their ownership interest in certain oil and gas-related assets, including 100% of their membership interests in Anchor Point Energy, LLC (“APE”) and all other rights, title and interest each owner may have in the North Fork Pipeline (“NFP”). As used herein “membership interests” shall be understood to include all membership interests and any other equity or ownership interest in APE.
WHEREAS, CIE and the Owners have submitted a joint application (“Application”) to the Commission, seeking Commission approval of the acquisition by CIE of the Owners’ membership interests in APE and other interests in the NFP. In ruling on the Application, the Commission will consider the financial fitness of CIE to own APE and, through APE, to operate the NFP as a pipeline carrier under the Pipeline Act. In ruling on the application, Commission may, but need not, consider this Corporate Guaranty.
NOW, THEREFORE, this Corporate (“Guaranty”) dated as of December __, 2013, by Miller Energy Resources, Inc. a Tennessee corporation with its principal place of business in Knoxville, Tennessee (“Guarantor”) is made in favor of the State of Alaska (“Alaska”), acting by and through the Commission, pursuant to AS42.06 (the “Pipeline Act”).

1.
Guaranty. For value received, and to provide a guaranty to Alaska from Miller Energy Resources, Inc. as Guarantor to CIE, a subsidiary of Guarantor, and to APE (hereinafter referred to as the “Guaranteed Parties”), in connection with the Commission’s review of the Application, Guarantor unconditionally and irrevocably guarantees to Alaska the full and timely payment and performance of the common carrier liabilities and obligations of each of the Guaranteed Parties to Alaska under the Pipeline Act in connection with and to the extent of the Guaranteed Party’s ownership interest in APE and the North Fork Pipeline. Such liabilities and obligations of the Guaranteed Party to Alaska under the Pipeline Act in connection with and to the extent of the Guaranteed Party’s (or Parties’) interests in APE and the NFP, are hereinafter referred to as “Obligations.’

2.
Nature of Guaranty. Without limitation of the provisions of the Pipeline Act, Guarantor’s obligations hereunder with respect to any Obligation shall not be affected by (a) the existence, validity, enforceability, perfection, or extent of any collateral for such Obligations, (b) any waiver, failure to enforce or any compromise on the part of Alaska as to any term, condition, or obligations under the Pipeline Act, or any terms or provisions of any pleading, stipulation, motion, paper or other document, order, judgment, or decree prepared or filed in connection with any administrative or judicial proceeding to which this guarantor or its Guaranteed Party is not a party, or (c) the release or substitution of any other guarantors or the release of any security or the taking of additional security of any kind covering the obligations of the Guaranteed Party. Alaska shall not be obligated to file any claims relating to the Obligations owing to it in the event that a guaranteed Party becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Alaska to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment to Alaska in respect to any Obligations has not been made by a Guaranteed Party, or is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made and immediately, upon written demand of Alaska, shall pay to Alaska the among due and unpaid without set-off, deduction or counterclaim, in like manner, as if such amount constituted the direct and primary obligation of Guarantor. Without limitation of the foregoing, such payment by Guarantor shall be without prejudice to such rights; claims and defenses (other than defenses arising from the bankruptcy or insolvency of the Guaranteed Party and other defenses expressly waived hereby) which the Guaranteed Party may have to payment of any Obligation.

3.
Consents, Waivers and Renewals. Guarantor agrees that Alaska and the Guaranteed Parties may, with prior written consent of Guarantor, mutually agree to modify the Obligations, or any agreement between Alaska and the Guaranteed Party, without in any way impairing or affecting this Guaranty. Guarantor agrees that Alaska may resort to Guarantor for payment for any of the Obligations, whether or not Alaska shall have resorted to any collateral security or shall have proceeded against any other obligator principally or secondarily obligated with respect to any of the Obligations. Except as provided in the Pipeline Act, Alaska shall not be required, prior to any demand hereunder for payment by Guarantor, to pursue any rights or remedies which it may have against a Guaranteed Party or against any other person, party, guarantor or security. Unless precluded by circumstances or operation of law, a Guaranteed Party will be joined in any suit against Guarantor under this Guaranty. Guarantor hereby waives notice of acceptance of this Guaranty, and presentment, protest and notice of protest or dishonor of any of the indebtedness hereby guaranteed.

4.
Successor and Assigns. This Guaranty shall be binding upon Guarantor and its successors and assigns, immediate and remote, and shall inure to the benefit of Alaska. The expression “successors and assigns” shall include, but shall not be limited to, any person or entity to whom all, or substantially all, of the assets of Guarantor have been transferred by operation of law or otherwise. This Guaranty cannot be waived, discharged, cancelled, revoked or amended except as provided herein or by order of the Commission.

5.
Payments. Any payment to be made by Guarantor pursuant hereto shall be effected by electronic transfer or by a good and valid check of Guarantor made payable to the order of Alaska. Said check shall not be a third-party check and shall not contain any endorsements or notations. Such payments will be accepted by Alaska, subject to collection, at the address listed in Paragraph 6 of this Guaranty or at such other address as may be specified in accordance with that Paragraph.

6.	Notices. Any notice or demand that may be given or made under or pursuant to this Guaranty shall be in writing and, until further notice, shall be addressed in the case of Alaska, as follows:

Regulatory Commission of Alaska
701 West Eighth Avenue, Suite 300
Anchorage, Alaska 99501

Until further notice, such notices and demand pursuant to this Guaranty shall be addressed to Guarantor as follows:
Miller Energy Resources, Inc.

9721 Cogdill Road, Suite 302
Knoxville, Tennessee 37932

Guarantor hereby appoints the following agent who may accept service of legal process in connection with this Guaranty, and who may be served at the following address:
Cook Inlet Energy, LLC
601 W. 5th Avenue, Suite 301
Anchorage, Alaska 99501

Either Alaska or Guarantor, by written notice addressed in accordance with this Paragraph, may notify the other of the change of its address for the receipts of notice and demands. Guarantor may substitute a different agent for acceptance of service of legal process by written notice addressed in accordance with this Paragraph.

7.	Effective Date. This Guaranty shall become effective, following Approval of the Application and contemporaneously with the Closing of the transfer of the Owners’ membership interests in APE to CIE.

8.
Subrogation. Upon payment of all the Obligations owing hereunder, Guarantor shall, to the extent allowed by law, be subrogated to the rights of Alaska against the Guaranteed Party. Guarantor shall have no right of subrogation with respect to any, or arising out of any, particular claim or demand by Alaska against Guarantor or the Guaranteed Party, or against any security Alaska may have obtained from the Guaranteed Party, until Alaska has received full satisfaction by Guarantor of such claim or demand.

9.
Termination, Governing Law. This Guaranty shall be construed in accordance with applicable Alaska law. Subject to the terms, conditions, and limitations hereof, this Guaranty is a continuing guaranty which shall remain in force and full and final payment of all of the Obligations of the Guaranteed Party to Alaska guaranteed hereby.

10.
Consent to Jurisdiction. Guarantor acknowledges that, for purposes of enforcing this Guaranty only, it is subject to the jurisdiction of the Commission, its successor, or in the absence of the continuation of any successor agency, the State of Alaska.

11.	Authority to Bind Guarantor. Guarantor has caused this Guaranty to be executed by a person duly authorized to bind Guarantor.

Miller Energy Resources, Inc.
By: ______________________________
Name: Scott M. Boruff
Title: Chief Executive Officer